Exhibit 99.1

FOR IMMEDIATE RELEASE

Aircastle Announces Senior Management Transition and Changes to Board of Directors

Ron Wainshal to Step Aside in Order to Focus on Health and Recovery

Acting CEO Mike Inglese to Become Chief Executive Officer

Stamford, Ct. — June 12, 2017 — Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) announced today that Ron Wainshal will step aside to focus on his health and recovery and Michael J. Inglese has been named Chief Executive Officer and was appointed to the Board of Directors.

“Ron has brilliantly led the Company for the past twelve years, creating a uniquely positioned industry leader focused on driving value for our shareholders in a global and ever-evolving industry,” said Peter V. Ueberroth, Aircastle’s Chairman of the Board, speaking on behalf of the Board. “Ron is a highly respected leader in our industry, who is beloved by the entire Aircastle family. The Board is extraordinarily proud of the business he built and wishes him every blessing that he so richly deserves.”

“After consulting with my family and medical team, I concluded that I need to step aside to focus on a speedy recovery and my long-term health,” said Mr. Wainshal. “My family and I are grateful for all the thoughts, prayers and support from our friends and colleagues, both within and beyond the aviation business, during a difficult time, and I am honored to have been given the opportunity to lead Aircastle over a decade. I would like to thank Mike and the team for their excellent work while I was on leave.

“Aircastle is a unique company that can source attractive aviation investments all over the world, using a flexible, long-term funding structure. I believe they can continue growing and evolving successfully under this new capable leadership team, with which I have had the pleasure of working.”

Mr. Inglese has served as Chief Financial Officer since 2007 and more recently as Acting Chief Executive Officer since Mr. Wainshal began his medical leave of absence in January 2017. As a consequence of Mr. Inglese’s new appointment, the Board also promoted Aaron Dahlke, to Chief Financial Officer and Interim Chief Accounting Officer of the Company. Mr. Dahlke has been Chief Accounting Officer of the Company since 2005. Roy Chandran has also been promoted to EVP, Corporate Finance & Strategy and will report to the CEO. These management changes are effective immediately.

Commenting on the leadership changes, Mr. Ueberroth stated, “In Mike Inglese, the Company has an outstanding leader who, with Aircastle’s deep bench and world-class management team, will lead the Company into its next chapter.”

“I am honored and privileged to have had the opportunity to work under Ron’s leadership for the past decade and look forward to continuing Aircastle’s mission of creating value for our investors,” said Mike Inglese. “On behalf of myself and the entire Aircastle family, we wish Ron the best success on his road to a full recovery.”

Separately, the Company announced that Takayuki Sakakida has been appointed by the Board to replace Ryusuke Konto, as one of Marubeni’s designees on the Board of Directors. Mr. Konto has served on the Board of Directors since August, 2013. Mr. Ueberroth stated, “We are grateful for Mr. Konto’s thoughtful and dedicated service on the Board and we welcome Mr. Sakakida along with his deep industry experience and insight.”

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of March 31, 2017, Aircastle owned and managed on behalf of its joint ventures 213 aircraft leased to 72 customers located in 37 countries.

Contacts:

Aircastle Advisor LLC	The IGB Group
Frank Constantinople, SVP Investor Relations	Leon Berman
Tel: +1-203-504-1063	Tel: +1-212-477-8438
fconstantinople@aircastle.com	lberman@igbir.com

For more information on Aircastle, please visit www.aircastle.com.

SOURCE: Aircastle Limited